SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549



                                   Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934



Date of Report (date of earliest event reported):  April 4, 2002



Mallon Resources Corporation
(exact name of registrant as specified in its charter)


    Colorado                        0-17267                   84-1095959
(State or other                    (Commission            (I.R.S. Employer
jurisdiction                       File Number)           Identification No.)
of incorporation)



    999 18th Street, Suite 1700, Denver, Colorado            80202
(address of principal executive offices)                   (zip code)



Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)

Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated April 4, 2002, the text of which follows:

    Denver, Colorado -- Mallon Resources Corporation (Nasdaq: "MLRC") today reported that it has entered into a letter of intent for the formation of a joint venture to explore and develop the Fruitland Formation coal seams that underlie Mallon's East Blanco Gas Project in the San Juan Basin of New Mexico. The letter, between Mallon and Smart Exploration, Inc. (a private company based in Tulsa), calls for the parties to finalize a formal Exploration Agreement by May 1. That agreement will require Smart to drill a pilot project of six horizontal test wells on Mallon's acreage in order to earn a 50% interest in the venture. Mallon will commit approximately 58,000 acres to the project.

    George O. Mallon, Jr., Chairman of the Company, said, "We are extremely happy to have reached this deal with Smart Exploration. We have long held a substantial coal acreage position and a good database of information; but we have been without the expertise to properly explore the coal ourselves. Smart brings the needed technical experience to the project."

    Berry J. Mullennix, President of Smart, said, "Having recently sold our coalbed methane project in the Arkoma Basin, we have been looking for another CBM opportunity. Mallon's coal appears to be ideally suited to our proprietary horizontal drilling and completion techniques. We are anxious to start this venture."

    The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic and engineering interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly affect Mallon's operations. These and other risk factors that affect Mallon's business are discussed in Mallon's Annual Report on Form 10-K.

    Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the San Juan Basin of New Mexico. Mallon's common stock is quoted on Nasdaq under the symbol "MLRC.

                                      Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      Mallon Resources Corporation


April 11, 2002                        __/s/ Roy K. Ross______________________
                                        Roy K. Ross, Executive Vice President

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